Exhibit 99.1

                                  News
                   Release

Vectren Corporation
One Vectren Square
Evansville, IN  47708

FOR IMMEDIATE RELEASE
Feb. 3, 2010
Media contact:  Chase Kelley, 812-491-4128 or kckelley@vectren.com

Vectren’s CEO Niel Ellerbrook to retire in May,
Carl Chapman to lead company

Niel C. Ellerbrook, chairman and CEO of Vectren Corp (NYSE:VVC), today announced he will retire May 31, 2010, as the company’s CEO, after a decade of service in the position. Ellerbrook, 61, will serve in the role of non-executive chairman for the company.

As part of the company’s succession planning process, the board chose Carl L. Chapman, Vectren’s president and chief operating officer, as the next CEO. Chapman, 54, was elected to the board of directors in May 2009 and has served as an officer of the company for more than 20 years.

“While I am extremely proud of what has been accomplished at Vectren and excited by the Company’s future opportunities, it is time for me to step aside and let the next generation of leadership take over,” said Ellerbrook. “Ten years is a long time to serve as a public company CEO, and I strongly believe that the company and all of its stakeholders will benefit from new ideas and new energy. Carl is a remarkable talent who will lead the company to new and greater heights.”

Ellerbrook’s 30-year energy industry career has been marked with impressive accomplishments. Ellerbrook was instrumental in merging two energy holding companies together to create Vectren while concurrently purchasing the natural gas distribution assets of Dayton Power and Light.  These transactions have produced one of Indiana’s largest publicly traded corporations. With nearly $2.1 billion in revenues and 3,700 employees, Vectren provides products and services in nearly half of the United States, including 1.1 million utility customers in Indiana and Ohio.

Ellerbrook also successfully championed state utility rate redesign focusing on the conservation of natural gas and the development of customer programs, which better align the interests of the company with the customer’s need and desire for lower utility bills. Under Ellerbrook’s leadership, significant strides in Southwest Indiana’s air quality have been made as Vectren is now one of the cleanest coal-fired utilities. In addition to the creation of hundreds of new jobs, particularly in Southwest Indiana, Ellerbrook is a recognized leader of diversity in the workplace and has created a high-performance culture within Vectren. His example of community engagement has provided the inspiration for other businesses to become more community-minded and dedicate additional financial and human resources to improve the quality of life in many Indiana and Ohio communities.

“Niel’s imprint on Vectren’s success and culture is indisputable,” stated Chapman. “Engineering a successful merger of equals is an extraordinarily difficult task.  He has done a superb job balancing the interests of customers, employees, communities and shareholders. He has been a recognized distinguished leader of Vectren through the most tumultuous times for both the energy industry and the American economy. Thanks to Niel’s leadership, we are well positioned for future success.”

Ellerbrook joined Indiana Gas Company, Inc., in 1980 where he assumed increasing responsibilities culminating in 1999 with his election as president and CEO of Indiana Energy, Inc., the holding company of Indiana Gas and a predecessor of Vectren. The Vectren Board of Directors elected Ellerbrook as chairman and chief executive officer effective upon its formation in March 2000.

Chapman joined Indiana Gas Company, Inc., in 1985 after eight years of service with Arthur Andersen & Co.  Chapman has held various executive management roles including executive vice president and COO of Vectren, president of Vectren Enterprises, Vectren’s holding company for its nonregulated subsidiaries and affiliates, and executive vice president and chief financial officer of Indiana Energy, Inc.  He was also instrumental in forming ProLiance Energy, the company’s largest nonregulated affiliate, where he served as the first president.

 “Vectren’s very existence and success are the direct result of Niel’s visionary aspiration to create a sustainable Indiana-domiciled energy company. He is held in high esteem, not only by his industry peers, but his fellow board members as well,” said Lead Director Robert L. Koch II speaking on behalf of the board.  “Since the inception of Vectren the board has also worked very closely with Carl. He is a talented and exceptional leader whose strategic focus and vision make him right for the job of leading Vectren at this particularly challenging time.”

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit http://www.vectren.com.